Exhibit 99.1

Expion Acquires Assets Establishing an Oil and Gas Exploration Platform

Broadened Operating Strategy Positions Expion to Potentially Supply

Long-Term Natural Gas to Growing AI Data Center Demand and U.S. LNG Export Markets

Expion Appoints New CEO with Deep Owner-Operator Experience and

Sophisticated Capital Markets Expertise to Lead Operating Strategy

Expion360 Inc. Changes Corporate Name to Expion Energy, Inc. to

Align with Expanded Energy Platform

REDMOND, OR – August 24, 2026 – Expion Energy, Inc., formerly known as Expion360 Inc. (Nasdaq: XPON) (“Expion” or the “Company”), a leader in energy storage solutions and delivery, has acquired an oil and gas exploration opportunity in Eastern Louisiana (the “Acquisition”), marking the Company’s first entry into the oil and gas sector as part of a broadened operating strategy. In connection with the Acquisition, the Company entered into an exploration agreement governing the leasing, drilling, and testing of the prospect (the “Exploration Agreement”). As part of the Company’s strategic expansion, the Board of Directors (the “Board”) has appointed experienced industry executive Kevin Sellers as Chief Executive Officer, succeeding Joseph Hammer, and as a member of the Board, effective August 24, 2026. The Board also approved the Company’s corporate name change to Expion Energy, Inc.

Mr. Hammer, interim Chairman of the Board and former Chief Executive Officer of Expion, commented, “Expion has spent the last several years building a business around storing and delivering energy efficiently and safely, and we are now applying that same focus to the other end of the energy value chain. The Acquisition gives us a defined exploration target in a proven producing region, supported by significant mineral title research, an existing leasehold position, a wellbore, and an experienced local partner. We are acquiring a drill-ready prospect rather than developing one through extensive and costly exploratory efforts, and we are doing so at a cost basis that we believe generates full-cycle economics exceeding those seen across the other major resource plays.

“Our business’ expanded operating strategy requires proven leadership, and I am pleased to announce Kevin Sellers’ appointment as Expion’s new CEO. Kevin’s deep owner-operator experience and capital markets expertise is well suited to lead our oil and gas exploration platform expansion. His extensive industry experience and financial acumen will be invaluable to Expion’s success as we execute the Company’s broadened strategy.”

Mr. Sellers added, “This transaction represents an important strategic step for Expion as it continues to evaluate opportunities that align with the rapidly evolving energy landscape regarding future power consumption. The combination of substantial natural gas resource potential in a formation with multiple proven productive analog fields, its proximity to hyperscale AI data center development and power demand, and direct access to Gulf Coast LNG infrastructure creates a compelling long-term opportunity. I would like to thank the Board for their confidence in my appointment as CEO. This opportunity aligns perfectly with my success with founding and operating start-ups and raising the necessary capital to ensure their success. I look forward to working with Joe and the Board on this new endeavor.”

The Oil and Gas Acquisition

Through the Acquisition, the Company acquired assets including an existing oil and gas leasehold of approximately 3,000 net acres within the prospect, a wellbore, mineral title research covering approximately 13,000 net acres, and intellectual property developed in connection with the prospect. After adjustments for a $100,000 certificate of deposit held by the acquired company and the Company’s previously paid $175,000 earnest money deposit to the sellers, an adjusted purchase price of $3,425,000 in cash was paid at closing.

The Prospect

The prospect encompasses an area of mutual interest in Eastern Louisiana and targets multiple stacked benches within a prolific reservoir known to contain numerous analog field discoveries within the regional trend. The acquired company holds existing leases covering approximately 3,000 net acres within the area. The Company intends to expand the prospect’s acreage footprint through a program to re-lease expired tracts and acquire new leases within the area of mutual interest.

Exploration Agreement

Concurrent with the completion of the Acquisition, Expion entered into the Exploration Agreement with the acquired company and an experienced local counterparty that will serve as lease manager and provide leasing services for the project. The agreement establishes the parties’ respective rights and obligations with respect to the prospect.

The Exploration Agreement contemplates the drilling and testing of a new lateral wellbore no later than February 15, 2027, subject to customary exceptions. Pursuant to the Exploration Agreement, the Company will commit up to $4,000,000 to finance the leasing program, with no less than $2,500,000 dedicated to leasing at the prevailing market rates

Executive Transition and Inducement Award

Effective August 24, 2026, Mr. Hammer resigned as Chief Executive Officer. Mr. Hammer continues to serve as Chairman of the Board on an interim basis. The Board appointed Mr. Sellers as Chief Executive Officer and a member of the Board, effective as of the same date.

Since 2009, Mr. Sellers has served as the Founder and Managing Member of Cynergy, a boutique investment banking firm based in Central Texas that specializes in upstream and midstream oil and gas transactions. Under his leadership, Cynergy participated in or advised on transactions totaling more than $5.0 billion in closed or advised transactions, and built Cynergy into a trusted advisor known for combining deep owner-operator experience with sophisticated capital markets expertise. Prior to founding Cynergy, Mr. Sellers co-founded and served as Managing Partner of KMR Capital, LLC, a boutique energy-focused investment bank, from 2003 to 2009, where he completed multiple debt and equity raises and helped launch three independent exploration and production companies. Concurrently, he co-founded and operated the Spyglass exploration and production partnerships, including Spyglass Cedar Creek LP, where he directed operations across 130,000 acres in the Rockies, raised equity and debt capital, and structured joint ventures. Mr. Sellers is a graduate of Texas State University.

In connection with his appointment as Chief Executive Officer, Mr. Sellers entered into an employment agreement with the Company (the “Sellers Employment Agreement”) effective August 24, 2026. Pursuant to the terms of the Sellers Employment Agreement, Mr. Sellers is entitled to a base salary and eligible for an annual cash incentive bonus. In addition, the Compensation Committee approved a grant to Mr. Sellers of 50,000 restricted stock units (the “RSUs”) as an inducement award pursuant to Nasdaq Listing Rule 5635(c)(4). Twenty-five percent of the RSUs will vest on the first anniversary of the grant date, and the remainder will vest in 12 equal quarterly installments thereafter, in each case subject to Mr. Sellers’ continued employment, provided the RSUs will vest in full upon a change of control transaction.

Corporate Name Change

Effective at 12:01 a.m. Pacific Time August 20, 2026, the Company changed its corporate name from “Expion360 Inc.” to “Expion Energy, Inc.” The change is intended to better align with the Company’s expanded energy platform and operating strategy. The Board approved the related amendments to the Company’s articles of incorporation and amended and restated bylaws.

About Expion Energy

Expion Energy is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles, marine applications, Light EV and industrial applications. The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion Energy batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS casing and solid mechanical connections help provide top performance and safety. Expion Energy delivers advanced lithium battery technology that powers every adventure, every mission, for the moments that matter.

Expion is entering the oil and gas sector to capture rising demand driven by power generation needs, industrial growth, and long-term expansion LNG markets. The Company will target opportunistic growth through selective acquisitions and development projects that provide scale, enhance value, and support sustained shareholder value. The Company recently changed its corporate name from “Expion360 Inc.” to “Expion Energy, Inc.” to better align with its expanded energy platform and broadened operating strategy.

Expion Energy is headquartered in Redmond, Oregon. The Company’s lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country.

To learn more about the Company, visit www.expion360.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements included in this press release relate to, among other things, the Company’s ability to (i) extend the prospect’s acreage footprint within the area of mutual interest, (ii) take advantage of the evolving energy landscape and future power consumption, (iii) complete the drilling and testing of a wellbore on the required timeline, and (iv) obtain the intended benefits from the natural gas resource potential within the formation. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Company Contact:

541-797-6714

Shawna.Bowin@expion360.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us